Exhibit 99.1

FOR IMMEDIATE RELEASE

SEPTEMBER 24, 2014

Contact:                Jill McMillan, Director Communications and Investor Relations

Phone: (214) 721-9271

Jill.McMillan@enlink.com

ENLINK MIDSTREAM COMPLETES CONSTRUCTION PROJECTS

IN SOUTH LOUISIANA AND WEST TEXAS

DALLAS, September 24, 2014 — The EnLink Midstream companies, EnLink Midstream Partners, LP (NYSE:ENLK) (the “Partnership”) and EnLink Midstream, LLC (NYSE:ENLC) (the “General Partner”) (together “EnLink”), today announced that the Partnership has completed the construction of Phase II of the Cajun-Sibon natural gas liquids (NGL) expansion project in South Louisiana. The Partnership has also completed the construction of the Bearkat natural gas processing plant and rich gas gathering system in West Texas.

“We are pleased to announce the completion of these two strategic projects, which are significant steps in our growth plan,” said Barry E. Davis, EnLink Midstream’s President and Chief Executive Officer. “We will continue to take advantage of additional growth opportunities from our expanded platform of assets, creating significant value for our customers, unitholders and employees.”

Cajun-Sibon NGL Expansion Project

The expanded Cajun-Sibon system connects EnLink Midstream’s Eunice fractionator in South Louisiana to Mt. Belvieu supply pipelines in East Texas, improving the reliability and diversity of NGL supply to the region’s petrochemical and refining markets. Phase II of the Cajun-Sibon project, which is supported by long term, fee-based ethane and propane sales agreements with a major petrochemical company in the region, includes: the expansion of the Partnership’s Cajun-Sibon pipeline capacity by an additional 50,000 barrels per day (bpd) of raw-make NGL to 120,000 bpd; the installation of a 100,000 bpd fractionator adjacent to the Partnership’s Plaquemine natural gas processing plant; the modification of the Riverside fractionator facility; and the construction and conversion of approximately 90 miles of NGL pipelines that originate at the Partnership’s Eunice fractionator and connect to the new Plaquemine fractionator.

Bearkat Processing Complex and Gathering System

The Partnership has made progress on the expansion of EnLink Midstream’s footprint in the Permian Basin. The first phase of the expansion project includes the construction of a new 60 million cubic feet per day (MMcf/d) natural gas processing plant, known as Bearkat, and 65 miles of high pressure gas gathering pipeline. The Bearkat plant, which is located in Glasscock County, is complete. The Partnership has also completed a portion of the gas gathering system, which includes 30-miles of high pressure pipeline that provides gas takeaway capacity for producers in Glasscock and Reagan Counties.

The additional 35-mile, high pressure pipeline, which will provide further gas gathering capacity for the Bearkat natural gas processing complex, is underway. The new build pipeline will have an initial capacity of 100 MMcf/d and provide gas takeaway solutions for constrained producer customers in Howard, Martin and Glasscock Counties. Right-of-way acquisition is complete and the pipeline is expected to be operational in the fourth quarter of 2014. The entire first phase of the expansion project is supported by long term, fee-based agreements with major oil and gas producers in the region.

The second phase of the expansion project includes a new 120 MMcf/d natural gas processing plant, multiple low pressure gathering pipelines and a new 23-mile high pressure gathering pipeline that will tie into the Bearkat gas gathering system. The natural gas processing plant, known as Ajax, will be located to the north of the Bearkat plant, and will increase the total transportation capacity of the Bearkat gas gathering system to over 400 MMcf/d. As part of this portion of the expansion project, the Partnership has signed a long-term, fee-based agreement with Devon Energy to provide gathering and processing services for over 18,000 acres under development in Martin County. The new pipelines are expected to be operational in the first quarter of 2015 and the Ajax gas processing plant is expected to be operational in the second half of 2015.

About the EnLink Midstream Companies

EnLink Midstream is a leading midstream provider formed through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 7,400 miles of gathering and transportation pipelines, 13 processing plants with 3.4 billion cubic feet per day of net processing capacity, seven fractionators with 252,000 barrels per day of net fractionation capacity, as well as barge and rail terminals, product storage facilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink Midstream companies can be found at www.EnLink.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the General Partner based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the General Partner believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to forecasts regarding capacity, incremental investment, project costs, impact on future cash flow and timing for completing the projects described herein, changes in laws applicable to us and our businesses, as well as the Partnership’s and the General Partner’s future growth and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the General Partner, which may cause the Partnership’s and the General Partner’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the General Partner’s filings with the Securities and Exchange Commission. The Partnership and the General Partner have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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